Exhibit 99.1

XSENSE
(A Business within Atmel Corporation, Inc.)

Combined Financial Statements

December 31, 2014 and 2013

(With Independent Auditors Report Thereon)

XSENSE
(A Business within Atmel Corporation, Inc.)

Table of Contents

Page(s)

Independent Auditors Report	1-2

Combined Balance Sheets as of December 31, 2014 and 2013	3

Combined Statements of Operations and Comprehensive Loss for the years ended December 31, 2014 and 2013	4

Combined Statements of Changes in Equity (Deficit) for the years ended December 31, 2014 and 2013	5

Combined Statements of Cash Flows for the years ended December 31, 2014 and 2013	6

Notes to Combined Financial Statements	7-18

KPMG LLP Mission Towers I Suite 100 3975 Freedom Circle Drive Santa Clara, CA 95054

Independent Auditor's Report

The Board of Directors of
Atmel Corporation, Inc.:

We have audited the accompanying combined financial statements of XSense (the Business), a business within Atmel Corporation, Inc. (the Parent), which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related combined statements of operations and comprehensive loss, changes in equity (deficit), and cash flows and the related notes to the combined financial statements for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of XSense, a business within Atmel Corporation, Inc., as of December 31, 2014 and 2013, and the results of operations and their cash flows for the years then ended, in accordance with U.S. generally accepted accounting principles.

KPMG LLP is a Delaware  limited  liability  partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

Emphasis of a Matter

As discussed in note 1(c), the Business relies on its parent for a substantial amount of operational and administrative support for which it is allocated costs on a basis management believes is appropriate in the circumstances. The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would be reflected in the combined financial statements had the Business been an entity that operated independently of the parent. The Business also relies on its parent for financial support. Upon closing of the acquisition described in note 8, the Business will become reliant on the acquirer for financial support.

Santa Clara, California
May 29, 2015

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Combined Balance Sheets

December 31, 2014 and 2013

Assets	2014	2013
	(In thousands)
Current assets:
Cash and cash equivalents	$—	—
Accounts receivable, net	121	511
Inventories	891	540
Prepaids and other current assets	12	14,668
Total current assets	1,024	15,719
Fixed assets – net	557	22,612
Total	$1,581	38,331
Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$985	1,202
Accrued and other liabilities	2,422	1,834
Total current liabilities	3,407	3,036
Total liabilities	3,407	3,036
Commitments and contingencies (note 6)
Equity (deficit):
Atmel Corporation’s net investment	103,061	81,693
Accumulated deficit	(104,887)	(46,398)
Total equity (deficit)	(1,826)	35,295
Total	$1,581	38,331

See accompanying notes to combined financial statements.

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Combined Statements of Operations and Comprehensive Loss

Years ended December 31, 2014 and 2013

	2014	2013
	(In thousands)

Net revenue	$3,702	1,108
Operating expenses:
Cost of revenue	4,280	1,614
Research and development	25,878	22,026
Selling, general, and administrative	3,795	2,047
Impairment of assets	26,624	—
Share-based compensation expense	1,614	1,815
Total operating expenses	62,191	27,502
Loss from operations	(58,489)	(26,394)
Provision for income taxes	—	—
Net loss	(58,489)	(26,394)
Other comprehensive income (loss)	—	—
Comprehensive loss	$(58,489)	(26,394)

See accompanying notes to combined financial statements.

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Combined Statements of Changes in Equity (Deficit)

Years ended December 31, 2014 and 2013

	Net Atmel Corporation investment	Accumulated deficit	Total equity (deficit)
	(In thousands)

Balance – December 31, 2012	$31,562	(20,004)	11,558
Net Atmel Corporation investment	50,131	—	50,131
Net loss	—	(26,394)	(26,394)
Balance – December 31, 2013	81,693	(46,398)	35,295
Net Atmel Corporation investment	21,368	—	21,368
Net loss	—	(58,489)	(58,489)
Balance – December 31, 2014	$103,061	(104,887)	(1,826)

See accompanying notes to combined financial statements.

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Combined Statements of Cash Flows

Years ended December 31, 2014 and 2013

	2014	2013
	(In thousands)
Cash flow from operating activities:
Net loss	$(58,489)	(26,394)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	3,081	1,751
Impairment of assets	26,624	—
Write-off of equipment deposit	1,730	—
Share-based compensation expense	1,614	1,815
Changes in operating assets and liabilities:
Accounts receivable	390	(392)
Inventories	(351)	(540)
Prepaids and other current assets	11,671	(7,821)
Accounts payable	(217)	893
Accrued and other liabilities	588	755
Net cash used in operating activities	(13,359)	(29,933)
Cash flow from investing activities:
Acquisitions of fixed assets	(5,837)	(16,433)
Net cash used in investing activities	(5,837)	(16,433)
Cash flow from financing activities:
Net Atmel Corporation investment	19,196	46,366
Net cash provided by financing activities	19,196	46,366
Increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents – beginning of year *	—	—
Cash and cash equivalents – end of year *	$—	—
Supplemental noncash investing activities:
Fixed assets received but unpaid	$559	1,950

*Atmel Corporation uses a centralized approach to cash management. Refer to note 1.

See accompanying notes to combined financial statements.

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Notes to Combined Financial Statements

December 31, 2014 and 2013

(1)   Description of Business and Basis of Presentation

a)    The XSense Business (the Business) is a component of Atmel Corporation, Inc. (Atmel Corporation or the Parent), one of the world's leading designers, developers, and suppliers of microcontrollers headquartered in San Jose, California. The XSense product is a copper-based metal mesh touch sensor, which is manufactured using a proprietary fabrication process.

b)    The combined financial statements for the years ended December 31, 2014 and 2013 have been derived from the multi-market and other reporting segment of Atmel Corporation. The Business is presented on a combined basis and meets the definition of a business. The combined financial statements have been derived from the accounting records of Atmel Corporation using historical assets, liabilities, and results of operations directly attributable to the Business, including cost centers specifically attributable to the XSense Business.

Atmel Corporation management believes the assumptions used to represent the results in the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the Business' results of operations, financial position, and cash flows in the future or what the results of operations, financial position, and cash flows would have been had the Business operated as a stand-alone entity during the periods presented.

The Business operation includes allocated costs on a basis that management believes are reasonable in the circumstances. The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Business been an entity operated independently of the Parent.

Atmel Corporation uses a centralized approach to cash management and financing of its operations. Transactions relating to the Business with the parent are accounted for through the Atmel Corporation's net investment account for the Business. Accordingly, none of the Atmel Corporation's cash, cash equivalents, or debt at the corporate level has been allocated to the Business in the combined financial statements.

c)    The Business has experienced operating losses in recent years and has a working capital deficit as of December 31, 2014. The Business has historically relied on its Parent, Atmel Corporation, for financial support. Upon closing of the acquisition described in note 8, the Business will become reliant on the acquirer for financial support.

(2)  Summary of Significant Accounting Policies

(a)    Accounting Principles and Combination

The combined financial statements have been prepared for the Business as they were historically managed within Atmel Corporation's management for the periods presented and include the historical assets, liabilities, and operations for which the Business' management is responsible, adjusted as necessary to conform to accounting principles generally accepted in the United States of America (GAAP). All intercompany transactions are considered to be effectively settled for cash in the combined statement of cash flows at the time the transaction is recorded. Certain assets and liabilities of the Business, which are included in these combined financial statements may, or may not, be indicative of the Business on a stand-alone basis.

 (Continued)

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Notes to Combined Financial Statements

December 31, 2014 and 2013

(b)   Use of Estimates

The preparation of the combined financial statements requires management of the Business to make a number of estimates based on assumptions about current, and for some estimates, future, economic, and market conditions, which affect reported amounts and related disclosures. Actual results could differ from those estimates.

Significant items subject to such estimates and assumptions include carve out methodologies, net realizable value of accounts receivable and inventories, carrying amount of fixed assets and realization of deferred tax assets.

(c)   Revenue Recognition

The Business sells its products primarily to original equipment manufacturers (OEMs) and distributors and recognizes revenue when the rights and risks of ownership have passed to the customer, when persuasive evidence of an arrangement exists, the product has been delivered, the price is fixed or determinable, and collection of the resulting receivable is reasonably assured. Allowances for sales returns and other credits are recorded at the time of sale.

Contracts and customer purchase orders are used to determine the existence of an arrangement. Shipping documents are used to verify delivery. The Business assesses whether the price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. The Business assesses collectibility based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer's payment history. Sales terms do not include postshipment obligations except for product warranty.

(d)   Allocated Expenses

The combined financial statements include allocations of certain Atmel Corporation's corporate expense, including centralized legal, human resources, payroll, accounting, employee benefits, real estate, insurance, information technology, and other Atmel Corporation's corporate and infrastructure costs of $2.7 million and $0.5 million for the years ended December 31, 2014 and 2013, respectively. The costs associated with these services and support functions (indirect costs) have been allocated to the Business using the most meaningful respective allocation methodologies which were primarily based on proportionate revenue, proportionate headcount, and proportionate square footage for real estate related activities.

(e)   Receivables

An allowance for doubtful accounts is calculated based on the aging of the Business' accounts receivable, historical experience, and management judgment. The Business writes off accounts receivable against the allowance when the Business determines a balance is uncollectible and no longer intends to actively pursue collection of the receivable. The Business' bad debt expenses (recoveries) were not material for the years ended December 31, 2014 and 2013.

One customer accounted for more than 10% of accounts receivable at December 31, 2014 and 2013 and more than 10% of net revenue for the years ended December 31, 2014 and 2013.

 (Continued)

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Notes to Combined Financial Statements

December 31, 2014 and 2013

(f)    Inventories

All inventories are stated at the lower of cost or realizable values. Cost for inventories is determined on a first-in, first-out (FIFO) basis. Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Market is based on estimated net realizable value. Determining market value of inventories involves numerous judgments, including estimating average selling prices and sales volumes for future periods. The Business establishes provisions for lower of cost or market and excess and obsolescence write-downs, which are charged to cost of revenue. The Business makes a determination regarding excess and obsolete inventory on a quarterly basis. This determination requires an estimation of the future demand for the Business' products and involves an analysis of historical and forecasted sales levels by product, competitiveness of product offerings, market conditions, product lifecycles, as well as other factors. Excess and obsolete inventory write-downs are recorded when the inventory on hand exceeds management's estimate of future demand for each product and are charged to cost of revenue.

(g)   Fixed Assets

The Business' industry requires investment in manufacturing facilities that are technologically advanced but can quickly become significantly underutilized or rendered obsolete by rapid changes in demand for semiconductors produced in those facilities. The Business estimates the useful life of its manufacturing equipment, which is the largest component of fixed assets, to be seven years. The Business bases its estimate on its experience with acquiring, using, and disposing of equipment over time. Useful lives for fixed assets may be evaluated from time to time to determine whether they require adjustment to reflect new or additional information.

During the first quarter of 2014, Atmel revised its accounting estimate for the expected useful life of manufacturing equipment from five years to seven years, including equipment pertaining to the Business. Management believes that this change better reflects the expected economic benefits from the use of its manufacturing equipment over time based on an analysis of historical experience and general industry practices. The revised useful life of the manufacturing equipment decreased the Business' depreciation by approximately $0.8 million for the year ended December 31, 2014. This change had the effect of decreasing net loss by $0.8 million for the year ended December 31, 2014.

Fixed assets are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings and improvements	10 to 20 years
Machinery, equipment, and software	3 to 7 years

Maintenance, repairs, and minor upgrades are expensed as incurred.

(h)   Impairment of Long-Lived Assets

The Business periodically evaluates the recoverability of its long-lived assets. Factors which could trigger an impairment review include the following: (i) significant negative industry or economic trends; (ii) exiting an activity in conjunction with a restructuring of operations; (iii) current, historical or projected losses that demonstrate a likelihood of continuing losses associated with an asset;

 (Continued)

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Notes to Combined Financial Statements

December 31, 2014 and 2013

(iv) material changes in the Business' manufacturing model; and (v) management's assessment of future manufacturing capacity requirements. When the Business determines that there is an indicator that the carrying value of long-lived assets may not be recoverable, the assessment of possible impairment is based on the Business' ability to recover the carrying value of the asset from the expected future undiscounted pretax cash flows of the related operations. These estimates include assumptions about future conditions such as future revenue, gross margin, operating expenses, and the fair values of certain assets based on appraisals and industry trends. If these cash flows are less than the carrying value of such assets, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets. The evaluation is performed at the lowest levels for which there are identifiable, independent cash flows. See note 4.

(i)    Advertising

The Business expenses all advertising costs as incurred. Advertising costs were not significant for the years ended December 31, 2014 and 2013.

(j)    Research and Development

Cost incurred in the research and development of the Business' products is expensed as incurred. Research and development expenses were $25.9 million and $22.0 million for the years ended December 31, 2014 and 2013, respectively.

(k)   Share-Based Compensation Expense

Atmel Corporation determines the fair value of options and ESPP shares on the measurement date utilizing an option pricing model, which is affected by its common stock price, as well as changes in assumptions regarding a number of subjective variables. These variables include, but are not limited to expected common stock price volatility over the term of the option awards, as well as the projected employee option exercise behaviors during the expected period between the stock option grant date and stock option exercise date. The fair value of a restricted stock unit is equivalent to the market price of Atmel Corporation's common stock on the measurement date. Share-based compensation is recorded by the Business for awards to employees of the Business. For performance-based restricted stock units, the Business is required to assess the probability of achieving certain financial objectives at the end of each reporting period. Based on the assessment of this probability, which requires subjective judgment, the Business records share-based compensation expense before the performance criteria are actually fully achieved, which may then be reversed in future periods if the Business determines that it is no longer probable that the objectives will be achieved. The expected cost of each award is reflected over the performance period and is reduced for estimated forfeitures. The Business recognizes stock-based compensation expense on a straight-line basis over the service period of each separately vesting portion of the award, which is generally three years.

(l)    Incomes Taxes

The Business income taxes as presented are calculated on an as-if separate tax return basis as practicable, although the Business' operations have historically been included in Atmel Corporation's U.S. federal and state tax returns and non-U.S. tax returns. Atmel Corporation's global tax model has been developed based on its entire portfolio of businesses. Accordingly, the Business tax results as

 (Continued)

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Notes to Combined Financial Statements

December 31, 2014 and 2013

presented may not be fully reflective of the results that the Business would have generated on a stand-alone basis. Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized.

(m)  Commitments and Contingencies

The Business records liabilities for loss contingencies arising from claims, assessments, litigation, environmental remediation, fines and penalties, and other sources when it is probable that a liability has been incurred and the amount can be reasonably estimated. Such accruals are adjusted as further information develops or circumstances change. Legal fees are provided by Atmel Corporation and expensed as incurred.

(n)   Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standard Board (FASB) issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Business on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. On April 1, 2015, the FASB voted to propose a one-year deferral to the effective date, but to permit entities to adopt one year earlier if they choose (i.e., the original effective date). The proposal will be subject to the FASB's due process requirement, which includes a period for public comments. The Business is evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures. The Business has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. This standard sets forth management's responsibility to evaluate, each reporting period, whether there is substantial doubt about our ability to continue as a going concern, and if so, to provide related footnote disclosures. The standard is effective for annual reporting periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016.

(Continued)

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Notes to Combined Financial Statements

December 31, 2014 and 2013

(3)   Balance Sheet Details

Inventories at December 31, 2014 and 2013, consist of the following (in thousands):

	2014	2013
Raw materials and purchased parts	$781	387
Work in progress	14	—
Finished goods, net	96	153
	$891	540

Prepaid and other current assets at December 31, 2014 and 2013, consist of the following (in thousands):

	2014	2013
Deposit on inventoriable costs	$—	7,578
Equipment deposit	12	7,090
	$12	14,668

Accrued and other liabilities at December 31, 2014 and 2013, consist of the following (in thousands):

	2014	2013
Accrued salaries and benefits	$365	363
Accrued bonus	778	910
Accrued vacation	486	561
Other	793	—
	$2,422	1,834

(4)   Fixed Assets, Net

Fixed assets, net, at December 31, 2014 and 2013, consist of the following (in thousands):

	2014	2013
Machinery and equipment	$31,099	13,469
Construction in progress	11	11,839
	31,110	25,308
Less accumulated depreciation	(30,553)	(2,696)
	$557	22,612

Depreciation expense on fixed assets for the years ended December 31, 2014 and 2013 was $3.1 million and $1.8 million, respectively.

(Continued)

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Notes to Combined Financial Statements

December 31, 2014 and 2013

During the fourth quarter of 2014, Atmel's management completed a strategic review of the XSense business. The Business assessed its assets for possible impairment as changes in circumstances indicated that the carrying value of the Business' assets might not be recoverable. To test the assets for recoverability, management evaluated the estimated future cash flows expected from the use and eventual disposition of the assets, which involved assumptions related to the assets existing service potential, future expenditures needed to maintain the assets and possible salvage value of the assets. As a result, the Business recognized a noncash impairment charge of $25.3 million related to impairment of fixed assets and $1.3 million related to write-off of the equipment deposit, which is included in the statements of operations as operating expenses.

(5)   Income Taxes

The Business' U.S. and non-U.S. operations are part of Atmel Corporation consolidated income tax returns. The tax provisions have been prepared on a standalone basis, as if the Business is a separate group of companies under common ownership. The operations have been combined as if they were filing on a consolidated basis for U.S. and state income tax purposes.

The components of loss from operations at December 31, 2014 and 2013 are as follows (in thousands):

	2014	2013
U.S.	$(56,837)	(25,369)
Non-U.S.	(1,652)	(1,025)
Loss from operations	$(58,489)	(26,394)

The Business' effective tax rate differs from the U.S. federal statutory income tax rate at December 31, 2014 and 2013 as follows:

	2014	2013
U.S. federal statutory income tax rate	35.0%	35.0%
State tax	1.0%	1.0%
Effect of foreign operations	(1.0%)	(1.0%)
Change in valuation allowance	(35.0%)	(35.0%)
Effective tax provision rate	—%	—%

(Continued)

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Notes to Combined Financial Statements

December 31, 2014 and 2013

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2014 and 2013 are presented below:

	2014	2013

Current deferred tax assets:
Share-based compensation	$422	298
Accrued liabilities	404	463
Total current deferred income tax assets	826	761
Noncurrent deferred tax assets:
Fixed assets	9,728	—
Net operating loss	19,849	8,883
Total noncurrent deferred tax assets	29,577	8,883
Total deferred tax assets	30,403	9,644
Less valuation allowance	(30,403)	(9,644)
Net total deferred tax assets	$—	—

The valuation allowance is based on our assessment that it is more likely than not that the tax benefit of our deferred tax assets will not be realized in the foreseeable future.

The Company did not have any unrecognized tax benefits as of December 31, 2014 and 2013. For U.S. federal and most state tax filings, Atmel Corporation is no longer subject to examination for periods prior to 2005. For tax filings in significant foreign jurisdictions, Atmel Corporation is no longer subject to examination for periods prior to 2005.

(6)   Commitments and Contingencies

From time to time, the Business is notified of claims that its products may infringe patents, or other intellectual property, issued to or owned by other parties. The Business periodically receives demands for indemnification from its customers with respect to intellectual property matters. The Business also periodically receives claims relating to the quality of its products, including claims for additional labor costs, costs for replacing defective parts, reimbursement to customers for damages incurred in correcting defective products, costs for product recalls, or other damages. Receipt of these claims and requests occurs in the ordinary course of business, and the Business responds based on the specific circumstances of each event. The Business undertakes an accrual for losses relating to those types of claims when it considers those losses "probable" and when a reasonable estimate of loss can be determined.

At December 31, 2014 and 2013, there were no probable loss contingencies recorded in the financial statements.

(Continued)

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Notes to Combined Financial Statements

December 31, 2014 and 2013

(7)   Equity

The Business' employees that provide direct support to the Business participate in Atmel Corporation's various stock-based incentive award plans. Stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized over the employee requisite service period.

The following table summarizes share-based compensation, net of amount capitalized in (released from) inventory, included in operating results at December 31, 2014 and 2013 (in thousands):

	2014	2013
Cost of revenue	$181	175
Research and development	360	464
Selling, general, and administrative	1,073	1,176
Total share-based compensation expense	$1,614	1,815

Stock Options, Restricted Stock Units, and Employee Stock Purchase Plan

Stock-based incentives awarded are provided to the Business' employees under the terms of the Atmel Corporation 2005 Stock Plan (as amended, the 2005 Stock Plan). As of December 31, 2014, 158.0 million shares had been authorized for issuance under the 2005 Stock Plan. Under the 2005 Stock Plan, Atmel Corporation may issue common stock directly, grant options to purchase common stock or grant restricted stock units payable in common stock to employees, consultants, and directors of Atmel Corporation. Restricted stock units generally vest on a quarterly basis over a service period of up to four years from the grant date, although restricted stock unit grants to newly hired employees generally have a one-year cliff vest equal to one-quarter of the total grant. Options, which generally vest over four years, are granted at fair market value on the date of the grant and generally expire ten years from that date.

Restricted stock units are granted from the pool of options available for grant. Every share underlying restricted stock, restricted stock units (including performance-based restricted stock units), or stock purchase rights issued on or after May 9, 2013 is counted against the numerical limit for options available for grant as 1.57 shares, (Plan adjustments), except that restricted stock units (including performance-based restricted stock units), or stock purchase rights issued prior to May 9, 2013 but on or after May 18, 2011, provide for a numerical limit of 1.61 shares, and restricted stock units (including performance-based restricted stock units), or stock purchase rights issued prior to May 18, 2011 and on or after May 14, 2008, provided for a numerical limit of 1.78 shares. If shares issued pursuant to any restricted stock, restricted stock unit, and stock purchase right agreements are canceled, forfeited, or repurchased by Atmel Corporation, the number of shares returned to the 2005 Stock Plan is based upon the same ratio as they were issued and will again become available for issuance.

(Continued)

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Notes to Combined Financial Statements

December 31, 2014 and 2013

As of December 31, 2014, there were 13.6 million shares available for issuance under the 2005 Stock Plan, or 8.7 million shares after giving effect to the applicable ratios under the 2005 Stock Plan for issuances of restricted stock units, as described above.

Restricted Stock Units

Activity related to restricted stock units granted to employees of the Business is set forth below:

	Number of units	Weighted average grant date fair value
Balances – December 31, 2012	672	$7.11
Restricted stock units issued	193	7.47
Restricted stock units vested	(212)	7.30
Restricted stock units canceled	(27)	8.25
2014 Plan – Performance-based restricted stock units issued	109	7.33
Balances – December 31, 2013	735	7.18
Restricted stock units issued	148	8.51
Restricted stock units vested	(228)	7.78
Restricted stock units canceled	(69)	7.93
2015 Plan – Performance-based restricted stock units issued	38	8.06
2011 Plan – Performance-based restricted stock units canceled	(73)	14.00
Balances – December 31, 2014	551	7.33

The aggregate intrinsic value of vested restricted stock units amounted to $1.8 million and $1.6 million for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014, total unearned share-based compensation related to unvested restricted stock units previously granted (including performance-based restricted stock units) was approximately $2.9 million, excluding forfeitures, and is expected to be recognized over a weighted average period of 2.73 years.

Until restricted stock units are vested, they do not have the voting rights of common stock and the shares underlying such restricted stock units are not considered issued and outstanding. Upon vesting of restricted stock units, shares withheld by Atmel Corporation to pay taxes are retired.

Performance-Based Restricted Stock Units

On December 11, 2014, Atmel Corporation adopted the Atmel 2015 Long-Term Performance-Based Incentive Plan (the 2015 Plan), which provides for the grant of restricted stock units to Atmel Corporation participants. Atmel Corporation issued 0.04 million shares to the Business' employees under the 2015 Plan for the year ended December 31, 2014. The amount of share-based compensation expense related to the 2015 Plan was immaterial for the year ended December 31, 2014. The Business records performance-based restricted stock units issued under the 2015 Plan based on achievement of the "target" performance metrics, which are based upon Atmel Corporation's publicly reported non-GAAP earnings per share growth rate from 2014 to 2015.

(Continued)

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Notes to Combined Financial Statements

December 31, 2014 and 2013

Those participants who are included within the 2015 Plan will no longer be in the 2015 Plan upon the completion of the sale of the Business' assets as discussed in note 8 – Subsequent Events.

On December 17, 2013, Atmel Corporation adopted the Atmel 2014 Long-Term Performance-Based Incentive Plan (the 2014 Plan), which provides for the grant of restricted stock units to Atmel Corporation participants. Atmel Corporation issued 0.1 million shares to the Business participants under the 2014 Plan for the year ended December 31, 2013. The Business recorded total share-based compensation expense related to the 2014 Plan of $0.02 million for the year ended December 31, 2014.

In May 2011, Atmel Corporation adopted the 2011 Long-Term Performance Based Incentive Plan (the 2011 Plan), which ended on December 31, 2013. Atmel Corporation issued 0.1 million shares to the Business participants under the 2011 Plan for the year ended December 31, 2011. The Business recorded total share-based compensation expense related to the 2011 Plan of $0.07 million and $0.2 million for the years ended December 31, 2014 and 2013, respectively.

Employee Stock Purchase Plan

Under Atmel Corporation 2010 Employee Stock Purchase Plan (2010 ESPP), qualified employees are entitled to purchase shares of Atmel's common stock at the lower of 85% of the fair market value of the common stock at the date of commencement of the 6-month offering period or 85% of the fair market value on the last day of the offering period. Purchases are limited to 10% of an employee's eligible compensation subject to a maximum annual employee contribution limit of $25,000 of the market value of the shares (determined at the time the share is granted) per calendar year.

The fair value of each purchase under the 2010 ESPP is estimated on the date of the beginning of the offering period using the Black-Scholes option pricing model. The following assumptions were utilized to determine the fair value of the 2010 ESPP shares:

	2014	2013
Risk-free interest rate	0.07%	0.10%
Expected life (years)	0.5	0.5
Expected volatility	31%	44%
Expected dividend yield	—	—

The weighted average fair value per share under the 2010 ESPP for purchase periods beginning in the years ended December 31, 2014 and 2013 was $1.66 and $1.49, respectively.

(Continued)

XSENSE, A BUSINESS WITHIN ATMEL CORPORATION, INC.

Notes to Combined Financial Statements

December 31, 2014 and 2013

(8)   Subsequent Events

On April 16, 2015, Atmel Corporation completed the sale of the Business touch sensor assets to UniPixel, Inc. In connection with the transaction, Atmel Corporation transferred the Business-related manufacturing assets to UniPixel, which is also assuming related costs, and has separately licensed to UniPixel the Business' patent portfolio and other intellectual property, which Atmel Corporation is retaining. The intellectual property licenses have an initial five-year term, renewable by UniPixel for an additional ten years. Atmel Corporation will receive minimum royalties during the initial five-year term equal to $16.25 million, of which $9.33 million was prepaid in cash at close. Atmel Corporation expects to provide transitional support, and lease facilities, to UniPixel for a limited period.

Subsequent events have been evaluated through May 29, 2015, the date the combined financial statements were available to be issued.